UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Brownstone Resources Inc.

(Exact name of registrant as specified in its charter)

Wyoming
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

1 Yonge St., Suite 1801 Toronto, Ontario	M5E 1W7
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 214-7847

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Title of Each Class	Name of Each Exchange on which
to be so Registered	Each Class is to be Registered

Common Stock, no par value per share	N/A

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

Item 1 - Business Description

Brownstone Resources Inc. is a junior mineral resource exploration company involved in the exploration and development of potentially mineral rich properties in North America.

The Company was incorporated on January 23, 1998 as CADItec International Inc. in the State of Delaware.  On September 23, 2005, the Company re-domiciled to the State of Wyoming.  Its fiscal year end is December 31.

Our name was changed to Brownstone Resources Inc. effective September 21, 2007.  We previously changed our name from MGM Mineral Resources, Inc. in October, 2007, Anglo Andean Mining Company in April 2006, Mercantile Gold Company in February, 2006, and AMC American Music Corp., Inc. in October, 2004.

The efforts of the Company are focused on the development of our existing mining claims, added shareholder value through acquisitions, and continuous and ongoing exploration for new resources in select prominent mining regions.

Brownstones management team, made up of geologists, mining executives and industry professionals, are working to put together an attractive group of holdings, with a focus on gold.

We have developed an aggressive exploration program for our LS Grande Property located in the Arizona, USA.

La Esperanza Mine agreement has been terminated due to the instability of the economic conditions in the region of South America.  As result of the termination, on February 7, 2006 Jairo Antonio Giraldo, Fernando Parra Giraldo, Gilberto Zapata, Rodrigo Betancur, Victor Mora, Fabian Llano, and Jorge Lalinde resigned as directors and/or officers of the Company.

Item 15 - Financial Statements and Exhibits.

(a) List of financial statements filed as part of this Form 10.

(b) Exhibits. The following documents are filed as exhibits to this Form 10:

Exhibit

Number

Exhibit

3.1

Application for Certificate of Domestication - Articles of Domestication filed with the Wyoming Secretary of State on September 21, 2005 for Mercantile Gold Company (Delaware).

3.2

Articles of Amendment filed with the Wyoming Secretary of State on December 6, 2005 – name change from Mercantile Gold Company to Anglo Andean Mining Company.

3.3

Restated Articles of Incorporation of MGM Mineral Resources, Inc. as filed with the Wyoming Secretary of State on September 19, 2007.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Brownstone Resources, Inc.

By:

/s/ Kenneth Lamb

Kenneth Lamb

Director

Dated: October 7, 2009